Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Background

The unaudited pro forma consolidated financial statements of Shell Midstream Partners, L.P. (“we,” “us,” “our” or “the Partnership”) as of and for the year ended December 31, 2017 are based upon our historical audited financial statements.

On May 11, 2018, we acquired from Shell Pipeline Company LP (“SPLC”), a wholly owned subsidiary of Royal Dutch Shell plc, its ownership interest in Amberjack Pipeline Company LLC, a Delaware limited liability company, (“Amberjack”), which is comprised of 75% of the issued and outstanding Series A membership interest of Amberjack (“Amberjack Series A”) and 50% of the issued and outstanding Series B membership interest of Amberjack (“Amberjack Series B”) for total cash consideration of $1,220.0 million (collectively, the “May 2018 Acquisition”). The May 2018 Acquisition closed pursuant to the terms of a Purchase and Sale Agreement (“Purchase Agreement”) entered into between us and SPLC on May 9, 2018.

We funded the May 2018 Acquisition with $494.0 million in borrowings under our five year revolver due October 2019 with Shell Treasury Center (West) Inc (“STCW”), an affiliate of Shell, and $726.0 million in borrowings under our five year revolver due December 2022 with STCW.

In February 2018, we completed equity offerings, consisting of (i) the sale of common units in a registered public offering for $680.0 million gross proceeds, (ii) the sale of common units in a private placement with Shell Midstream LP Holdings LLC, an indirect subsidiary of Shell, for an aggregate purchase price of $300.0 million and (iii) the issuance of general partner units to our general partner in order to maintain its 2% general partner interest in us for $20.0 million. The proceeds of the equity offerings were used to repay borrowings under certain of our existing credit facilities and for general partnership purposes.

Basis of Presentation

Pro Forma Financial Statements

The unaudited pro forma consolidated balance sheet as of December 31, 2017 has been prepared as though the May 2018 Acquisition and associated financing occurred on December 31, 2017. The unaudited pro forma consolidated statement of income for the year ended December 31, 2017 has been prepared as though the May 2018 Acquisition and associated financing occurred on January 1, 2017.

The unaudited pro forma consolidated financial statements as of December 31, 2017 reflect the pro forma effects of:

•
May 2018 Acquisition. Acquisition by us from SPLC of its interests in Amberjack. The May 2018 Acquisition will be reported by the Partnership at historical cost as the May 2018 Acquisition is considered a transfer of an asset between entities under common control.

•
Financing. Borrowings under our existing five year revolving credit facilities, which include (i) $494.0 million under our five year revolver due October 2019 and (ii) $726.0 million under our five year revolver due December 2022 and the $1,000.0 million gross proceeds from the equity offerings used to pay down debt under our revolving credit facilities which created availability under our existing facilities to fund the May 2018 Acquisition.

No adjustments have been made to our historical audited financial statements to reflect other events subsequent to the period shown by such financial statements.

The unaudited pro forma consolidated financial statements should be read in conjunction with our historical audited and unaudited financial statements as well as the related notes in our other filings with the Securities and Exchange Commission.

The adjustments to the historical audited financial statements are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the transaction had been completed on the dates indicated or what could be achieved in the future. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events directly attributable to the conveyance, and reflect those items expected to have a continuing impact on the Partnership for purposes of the unaudited pro forma consolidated statement of income.

Financial Statements of the Partnership

Shell Midstream Partners, L.P. Unaudited Pro Forma Consolidated Balance Sheet As of December 31, 2017

	Shell Midstream Partners, L.P.	May 2018 Acquisition		Pro Forma Adjustments		Shell Midstream Partners, L.P. Pro Forma
	(in millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$137.7	$—		$1,220.0	(d)	$158.1
		—		(1,220.0)	(e)
		—		994.0	(a)
		—		(0.7)	(a)
		—		(972.9)	(b)
Accounts receivable – third parties, net	17.2	—		—		17.2
Accounts receivable – related parties	23.8	—		—		23.8
Allowance oil	12.4	—		—		12.4
Prepaid expenses	12.5	—		—		12.5
Total current assets	203.6	—		20.4		224.0
Equity method investments	362.6	490.5	(c)	—		853.1
Property, plant and equipment, net	736.5	—		—		736.5
Cost investments	62.1	—		—		62.1
Other assets	1.7	—		—		1.7
Total assets	$1,366.5	$490.5		$20.4		$1,877.4

LIABILITIES
Current liabilities
Accounts payable – third parties	$4.0	$—		$—		$4.0
Accounts payable – related parties	11.6	—		—		11.6
Deferred revenue – third parties	5.5	—		—		5.5
Deferred revenue – related parties	13.9	—		—		13.9
Accrued liabilities – third parties	12.7	—		—		12.7
Accrued liabilities – related parties	7.2	—		—		7.2
Total current liabilities	54.9	—		—		54.9
Noncurrent liabilities
Debt payable – related party	1,844.0	—		(972.9)	(b)	2,091.1
		—		1,220.0	(d)
Lease liability	24.3	—		—		24.3
Accrued liabilities - third party	—	—		—		—
Asset retirement obligations	6.6	—		—		6.6
Other unearned income	2.6	—		—		2.6
Total noncurrent liabilities	1,877.5	—		247.1		2,124.6
Total liabilities	1,932.4	—		247.1		2,179.5

DEFICIT
Common unitholders – public	2,773.5	—		674.0	(a)	3,446.8

		—		(0.7)	(a)
Common unitholder – SPLC	(507.2)	—		300.0	(a)	(207.2)
General partner – SPLC	(2,855.5)	490.5	(c)	20.0	(a)	(3,565.0)
				(1,220.0)	(e)
Total partners' deficit	(589.2)	490.5		(226.7)		(325.4)
Noncontrolling interest	23.3	—		—		23.3
Total deficit	(565.9)	490.5		(226.7)		(302.1)
Total liabilities and deficit	$1,366.5	$490.5		$20.4		$1,877.4

Shell Midstream Partners, L.P. Unaudited Pro Forma Consolidated Statement of Income Year Ended December 31, 2017

	Shell Midstream Partners, L.P.	May 2018 Acquisition		Pro Forma Adjustments		Shell Midstream Partners, L.P. Pro Forma
	(in millions of dollars, except per unit data)
Revenue
Transportation, terminaling and storage services – third parties	$235.6	$—		$—		$235.6
Transportation, terminaling and storage services – related parties	178.2	—		—		178.2
Lease revenue - related parties	56.3	—		—		56.3
Total revenue	470.1	—		—		470.1
Costs and expenses
Operations and maintenance – third parties	104.1	—		—		104.1
Operations and maintenance – related parties	45.6	—		1.1	(f)	46.7
Loss from disposition of fixed assets	0.1			—		0.1
General and administrative – third parties	10.1	—		—		10.1
General and administrative – related parties	47.7	—		—		47.7
Depreciation, amortization and accretion	45.0	—		—		45.0
Property and other taxes	17.4	—		—		17.4
Total costs and expenses	270.0	—		1.1		271.1
Operating income	200.1	—		(1.1)		199.0
Income from equity method investments	186.6	82.5	(h)	—		269.1
Dividend income from cost investments	37.4	—		—		37.4
Investment and dividend income	224.0	82.5		—		306.5
Interest expense, net	32.2	—		9.4	(g)	41.6
Income before income taxes	391.9	82.5		(10.5)		463.9
Income tax expense	0.1	—				0.1
Net income	391.8	82.5		(10.5)		463.8
Less: Net income attributable to Parent	77.3					77.3
Less: Net income attributable to noncontrolling interests	19.2	—		—		19.2
Net income attributable to the Partnership	$295.3	$82.5		$(10.5)		$367.3
General partner's interest in net income attributable to the Partnership	$64.6					$77.6
Limited partner's interest in net income attributable to the Partnership	$230.7					$289.7

Net income per Limited Partner Unit – Basic and Diluted (in dollars):
Common	$1.28					$1.34

Weighted average Limited Partner Units outstanding – Basic and Diluted (in millions):
Common units – public	91.4					116.5
Common units – SPLC	89.0					100.0

Shell Midstream Partners, L.P.

Notes to Unaudited Pro Forma Consolidated Financial Statements

Pro Forma Adjustments

The following items are reflected in the adjustments below:

(a) Reflects the sale of 25,000,000 common units in a registered public offering for $673.3 million net proceeds ($680.0 million gross proceeds, or $27.20 per common unit, less $6.0 million of underwriter’s fees and $0.7 million of transaction fees). In connection with the issuance of common units, we issued 510,204 general partner units to our general partner for $13.9 million in order to maintain its 2% general partner interest in us. We also completed the sale of 11,029,412 common units in a private placement with Shell Midstream LP Holdings LLC, an indirect subsidiary of Shell, for an aggregate purchase price of $300.0 million, or $27.20 per common unit. In connection with the issuance of the common units, we issued 225,091 general partner units to the general partner for $6.1 million in order to maintain its 2% general partner interest in us.

(b) Reflects repayments of existing indebtedness of $246.9 million of borrowings outstanding under the Five Year Revolver due October 2019 and $726.0 million of borrowings outstanding under the Five Year Revolver due December 2022.

(c) Represents the historical carrying value of SPLC's interests in Amberjack acquired as part of the May 2018 Acquisition.

(d) Reflects proceeds from borrowings totaling $1,220.0 million to fund the May 2018 Acquisition from existing five year revolving credit facilities.

(e) Reflects payment to SPLC of $1,220.0 million which represents the total consideration for the May 2018 Acquisition.

(f) Reflects additional property damage and business interruption insurance related to the May 2018 Acquisition.

(g) Reflects additional interest expense on net borrowings, after considering the repayments in Note (b), totaling $247.1 million from existing five year revolving credit facilities to fund the May 2018 Acquisition. The interest rate used in this pro forma is 3.6%, comprised of the three-month LIBOR rate as of May 11, 2018 plus a margin. A 1/8 percentage point increase in the interest rate on the total of $247.1 million variable rate borrowings would increase our consolidated annual interest expense by approximately $0.3 million.

(h) Reflects the Partnership's income from equity investment of Amberjack, consisting of 75% ownership interest of Amberjack Series A and 50% ownership interest of Amberjack Series B, as if the May 2018 Acquisition had occurred on January 1, 2017.

Pro Forma Net Income Per Unit

Net income per unit applicable to common limited partner units is computed by dividing the common limited partner’s interest in net income attributable to the Partnership for the period by the weighted average number of common units outstanding for the period. Any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in our partnership agreement. Pro forma basic net income per unit is determined by dividing the pro forma net income available to common unitholders of the Partnership by the number of common and general partner units assumed to be outstanding as a result of the offering and sale of common units, the net proceeds of which were used to repay borrowings under certain of our existing credit facilities and for general partnership purposes. For the purposes of this calculation, we have assumed common units and general partner units issued as a result of this offering to be outstanding since January 1, 2017.